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                                                                  EXHIBIT (b)(1)




                      [TD BANK FINANCIAL GROUP LETTERHEAD]



December 11, 1998

CustomerONE Holdings Corporation
699 Hertel Ave.
Buffalo, NY
14207

Attention:     Mr. Gary Crosby
               Executive Vice President



Dear Sirs:

You have advised The Toronto-Dominion Bank (the "Bank") that CustomerOne Holdings Corporation is interested in acquiring an entity you have identified in writing to the Bank (the "Acquired Company"). We understand that such acquisition (the "Acquisition") would be accomplished by means of a public takeover bid made to all shareholders of the Acquired Company with a view to acquiring no less than 50.1% of the outstanding shares of the Acquired Company. As consideration for the Acquisition, the shareholders of the Acquired Company will receive cash. In that connection, you have requested that the Bank agree to structure, arrange and syndicate senior secured credit facilities to be made available to the Borrower in an aggregate amount of up to US$70,000,000 (the "Facilities") and that the Bank commit to provide the entire amount of the Facilities and to serve as administrative agent (the "Agent") for the Facilities.

The Bank is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Facilities. Furthermore, the Bank is pleased to advise you of its commitment to provide the entire amount of the Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter"), in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"), as well as Exhibit B.

It is agreed that the Bank will act as the sole and exclusive Agent, and as the sole and exclusive advisor and arranger, for the Facilities, and will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by Exhibit B) will be paid in connection with the Facilities unless you and we shall so agree.

The Bank intends to syndicate the Facilities (including, in its discretion, all or part of the Bank's commitment hereunder) to a group of financial institutions (together with the Bank, the "Lenders") identified by us in consultation with you. The Bank intends to commence syndication efforts to The Bank of Nova Scotia ("BNS") promptly upon execution of this Commitment Letter; you agree to actively assist the Bank in completing a syndication satisfactory to it. Such assistance shall include, if deemed necessary by the Bank, (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Borrower's existing lending relationships and, to the extent practicable, the existing lending relationships of the Acquired Company, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with the Bank, of one or more meetings of prospective Lenders.
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The Bank will manage all aspects of the syndication, including decisions as to selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Bank in its syndication efforts, you agree promptly to prepare and provide to the Bank all information with respect to the Borrower, the Acquired Company, the Acquisition and the other transactions contemplated hereby, including all financial information and projections, as the Bank may reasonably request in connection with the arrangement and syndication of the Facilities. You understand that in arranging and syndicating the Facilities we may use and rely on such information and projections without independent verification thereof.

As consideration for the Bank's commitment hereunder and the Bank's agreement to perform the services described herein, you agree to pay to the Bank the non-refundable fees set forth in Exhibit B attached.

The Bank's commitment hereunder and its agreement to perform the services described herein are subject to (a) the Bank not becoming aware after the date hereof of any information or other matter affecting the Borrower, the Acquired Company, or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Bank by you prior to the date hereof, (b) the Bank's satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof without prior consultation with and consent of the Bank and (c) the other conditions set forth or referred to in the Term Sheet.

If BNS does not commit to one half of the Facilities and in the event the Facilities are syndicated to any Bank other than BNS, the Bank shall be entitled, with the Borrower's consent (which shall not be unreasonably withheld), to change the structure, terms, pricing or amount of the Facilities if the Bank determines that such changes are advisable in order to ensure a successful syndication or an optimal credit structure and if the aggregate amount of the Facilities shall remain unchanged.

If BNS does not commit to one half of the Facilities and in the event of a material adverse change in or disruption of financial, banking or capital market conditions that in the judgement of the Bank would adversely affect the satisfactory completion of the syndication of the Facilities to any Bank other than BNS, the Bank in its sole discretion shall be entitled to change the structure, terms, pricing or amount of the Facilities if the Bank determines that such changes are advisable in order to ensure a successful syndication or an optimal credit structure and if the aggregate amount of the Facilities shall remain unchanged.

The Bank's commitment hereunder is further subject to: (i) satisfactory completion of due diligence; (ii) the truth and accuracy in all material respects of the financial statements and other information provided to the Bank by the Borrower; (iii) the absence of any material adverse change in either the business, assets, liabilities, financial condition, prospects or results of operations of the Borrower and its affiliates, or the Acquired Company and its affiliates; and (iv) if the BNS does not commit to one half of the Facilities, the satisfaction of the Bank that clear market conditions exist and will exist prior to and during the syndication to any Bank other than BNS for obligations of the Facilities.

You agree to indemnify and hold harmless each Lender, its affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person or the breach of this commitment by such indemnified person. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities. You further agree that, insofar as this paragraph is concerned, the Bank is contracting as agent and trustee on behalf of each indemnified person.



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This Commitment letter shall not be assignable by you without the prior written consent of the Bank (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the Borrower and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the Borrower. This Commitment Letter may not be amended or waived except by an instrument in writing signed by both the Borrower and the Bank. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Facilities and sets forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter (including, for greater certainty, Exhibits B attached) nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided that the foregoing restrictions shall cease to apply except as regards the fees described in Exhibit B after this Commitment Letter has been accepted by you.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Bank's commitment hereunder.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof, together with the amounts referred to in Exhibit B to be payable upon the acceptance hereof, not later than 5:00 p.m., Toronto time, on December 15, 1998. The Bank's commitment and agreements herein will expire at such time in the event the Bank has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

We are pleased to have been given the opportunity to assist you in connection with this financing.

Yours very truly,

THE TORONTO-DOMINION BANK

By: /s/ [ILLEGIBLE]                          By:  /s/ [ILLEGIBLE]
   ------------------------------------         --------------------------------

Title: Manager, Communications Finance       Title:  AVP
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Accepted and Agreed to this 15th day of December, 1998


CUSTOMERONE HOLDINGS CORPORATION

By: /s/  THOMAS P. DEA
   -----------------------------------
         THOMAS P. DEA, Secretary

By:
   -----------------------------------

cc: Seth Mersky/Thomas P. Dea
    Mary Korby